Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From: Rakesh Sachdev	For questions, contact:
President and CEO	Kirk A. Richter
Vice President, Treasurer and Interim CFO
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., April 26, 2011

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS Q1 2011 DILUTED EPS OF $0.97, A 20%

INCREASE OVER Q1 2010. Q1 2011 SALES AND EARNINGS ACHIEVE NEW

QUARTERLY HIGH. FULL YEAR 2011 DILUTED ADJUSTED EPS EXPECTATION

RAISED TO $3.60 TO $3.75.

HIGHLIGHTS:

2011 Results (all percentages are to comparable periods in 2010)

•

Q1 2011 reported sales increased 10% to $632 million, a new quarterly high. Q1 sales grew organically by 7%, with Fine Chemicals (“SAFC”) and Research product sales growing organically by 16% and 4%, respectively.

•

Q1 2011 reported diluted EPS was $0.97, also a new quarterly high. A strong operating margin, a tax benefit of $0.04, partially offset by restructuring costs drove adjusted Q1 2011 diluted EPS to $0.94, a 12% increase over comparable Q1 2010 results.

•	Q1 2011 net cash provided by operating activities and free cash flow were $151 million and $133 million, respectively.

2011 Outlook (all percentages are compared to full year 2010 results)

•

Organic sales for the full year are expected to meet the Company’s previously forecast increase in a mid-single digit range. At current exchange rates, currency is expected to increase otherwise reportable sales for the full year by approximately 4%. Acquisitions are expected to increase sales by another 1%, resulting in reportable sales growth in the low double digits.

•

Diluted adjusted EPS forecast for 2011 was raised by $0.15 to a new range of $3.60 to $3.75, a 9% to 13% increase compared to 2010’s adjusted diluted EPS of $3.31, based on stronger Q1 operating performance, more favorable currency exchange rates and a tax rate of 29% to 30%. See 2011 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to exceed $520 million and $400 million, respectively, for 2011.

CEO’s STATEMENT:

Commenting on first quarter 2011 performance, President and CEO Rakesh Sachdev said: “Our reported sales of $632 million and diluted EPS of $0.97 for the first quarter of 2011 were the best reported quarterly results in our history. We are very pleased with this strong performance as we begin 2011. Our SAFC sales grew by 16% on an organic basis driven by continued strong demand for materials and precursors for semi-conductor and L.E.D. applications and for industrial cell culture media used for producing biological drugs. Our research initiatives in analytical chemistry, biology, traditional chemistry and materials science, coupled with a 2% acquisition benefit to expand our analytical chemistry offering, helped achieve currency adjusted growth of 6% in our Research business.

We continued to expand our product offering with the addition of over 3,000 high quality analytical reference standards through the acquisitions of Cerilliant Corporation and Resource Technology Corporation, a new suite of knockout rats to model Parkinson’s disease, new diagnostic raw materials for point of care and over the counter diagnostic kits and the addition of 1,400 new cell lines from the European Cell Culture Collection. We also launched the first phase of our new web site with an enhanced scientific workflow to help researchers more easily find information, tools, products and services needed to accelerate research and discovery.”

Sachdev continued, “We’ve reaffirmed our organic sales growth expectation for 2011 of mid-single digit percentage growth. This organic growth, along with benefits from currency and acquisitions are expected to drive overall growth to low double digits. We’ve also raised our diluted adjusted EPS outlook for 2011 to a new range of $3.60 to $3.75 as a result of stronger operational performance in the first quarter and more favorable foreign currency exchange rates. Our commitment to continuous improvement is expected to ensure that we deliver flawless execution of our strategic initiatives to drive sales of our analytical chemistry, biology, traditional chemistry and materials science products, to deliver high single digit organic growth in SAFC for the full year and to enhance our e-commerce and Asia Pacific-Latin American market sales. All of these efforts are intended to boost sales growth above the underlying market rate. Let me assure you that our management team is fully engaged and committed to deliver this performance.”

2011 RESULTS:

Reported sales for the first quarter of 2011 of $632 million increased 10% from the first quarter of 2010. Excluding changes in foreign currency exchange rates and acquisitions that increased overall sales by 2% and 1%, respectively, first quarter organic sales growth was 7%. First quarter sales for the Company’s Research business grew organically by 4% with organic sales growth in the Asia Pacific-Latin American and European markets of 7% and 4%, respectively. First quarter sales for the Company’s SAFC business grew 16% on a currency-adjusted basis as sales of our Supply Solutions, Bioscience and Hitech products again reflected stronger demand. A reconciliation of reported to adjusted (organic) sales is on page 8.

The operating income margin in the first quarter of 2011 was 26.4% of sales, compared to 25.7% of sales reported in the first quarter of 2010. Excluding restructuring costs, the operating income margin in the first quarter of 2011 was 26.9%, roughly in line with the 26.7% adjusted operating margin achieved in the first quarter of 2010. During the first quarter of 2011, we made additional investments of $3 million in initiatives that are expected to drive future sales growth at above market rates and in operational improvements including the opening of a European Headquarters in Switzerland. Restructuring costs of $3 million in 2011’s first quarter related to the previously announced consolidation of certain manufacturing facilities in the U.S. and Europe. These restructuring actions reflect the Company’s efforts to improve operating efficiencies and lower its fixed cost structure as part of a longer term goal to improve operating margins.

The effective tax rate for the first quarter of 2011 was 27.9% compared to 31.0% in the first quarter of 2010. The lower tax rate in the first quarter of 2011 resulted from the resolution and related release of certain tax contingencies amounting to $0.04 per diluted share. A non-recurring income tax charge in the first quarter of 2010 related to the non-deductibility of expenses reimbursed under Medicare Part D drove that period’s tax rate to 31%. The effective tax rate for all of 2011 is expected to be approximately 29% to 30% of pretax income.

Free cash flow (defined on page 7) for the first quarter of 2011 was $133 million, comparable to that in the first quarter of 2010. Higher net income was largely offset by a higher level of working capital to support growth in the faster growing international markets. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights from global sales growth initiatives include:

•

Worldwide sales of research products through the Company’s award winning web site as a percentage of total research sales were 50% for the first quarter of 2011, up from 49% in the fourth quarter of 2010 and 48% for the full year 2010.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 18% and 11%, respectively, in the first quarter of 2011. In the Company’s focus markets of China, India and Brazil, sales collectively grew 25% and 21% on a reported and organic basis, respectively, for the first quarter of 2011. The recent tragic events in Japan did not have a significant effect on the consolidated sales of the Company or our business in the Asia Pacific region.

•	SAFC’s booked orders for future delivery at March 31, 2011 reached a record level and were 5% above the March 31, 2010 level.

2011 OUTLOOK:

•	Organic sales growth is expected to be in the mid-single digit range for 2011, unchanged from our previous outlook. Significant factors in our sales outlook include:

•

Programs to enhance and highlight the product capabilities of our research business in analytical chemistry, biology, traditional chemistry and materials science, continued emphasis on growth opportunities in fine chemicals, in international markets and in e-commerce are all expected to enable us to achieve 2011 sales growth at above market rates.

•	Market conditions are not expected to change much from 2010.

•	At current exchange rates, currency is expected to increase reported sales growth by about 4% over the prior year.

•	The recently completed acquisitions of Cerilliant Corporation and Resource Technology Corporation are expected to contribute approximately 1% to overall sales growth.

•	Our forecast for diluted adjusted earnings per share for 2011 is expected to be $3.60 to $3.75, up from our previous outlook of $3.45 to $3.60.

•	This increase reflects stronger first quarter operating performance and a more favorable foreign currency exchange environment.

•	Included in this outlook are pretax expenses equivalent to $18 million, or $0.10 per share for strategic initiatives that are expected to boost our longer term organic sales growth.

•	The effective tax rate in 2011 is expected to be approximately 29% to 30%, including a benefit from the U.S. R & D tax credit comparable to that realized in 2010.

•	Recent acquisitions are expected to be neutral to mildly accretive to our diluted earnings per share in 2011.

•	This EPS outlook excludes the impact of restructuring and other extraordinary special charges.

•	Management expects free cash flow for 2011 to be in excess of $400 million, a $25 million increase from our previous outlook.

•	Net cash provided by operating activities is expected to exceed $520 million.

•	Capital expenditures are expected to be approximately $120 million.

•	Working capital management initiatives are expected to be continued, with inventory levels increased at select international locations to support anticipated growth.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the first quarter of 2011 was $151 million, comparable to the first quarter of 2010. Higher net income and non-cash charges in the first quarter of 2011 compared to the first quarter of 2010 were largely offset by higher uses of cash for accounts receivable and inventory. Capital expenditures in the first quarter of each of 2011 and 2010 were $18 million. Inventory levels were 6.5 months at March 31, 2011 compared to 6.2 months at March 31, 2010, in line with expectations. Free cash flow of $133 million for the first quarter of 2011 was used to return $43 million to shareholders through share repurchases and dividends, repay $50 million in debt and fund acquisitions of $20 million. The Company’s debt to capital ratio was reduced to 19% at March 31, 2011 from 21% at December 31, 2010.

Share Repurchase: Another 0.3 million shares were acquired in the first quarter of 2011 at an average share price of $62.95. There were 122 million shares outstanding at March 31, 2011. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. The Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “is expected”, “reaffirmed,”, “plans”, “to drive”, “to boost”, “to enhance”, “are intended” and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward-looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC businesses, (6) dependence on uninterrupted manufacturing operations, (7) failure to achieve planned cost reductions in global supply chain initiatives and restructuring actions, (8) changes in the regulatory environment in which the Company operates, (9) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2010, (10) exposure to litigation, including product liability claims, (11) the ability to maintain adequate quality standards, (12) reliance on third party package delivery services, (13) an unanticipated increase in interest rates, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the outstanding matters described in Note 11-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2010. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s Form 10-K report for the year ended December 31, 2010. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 8,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s local currency performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates, the result is the defined impact of “changes in foreign currency exchange rates”. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2011 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses adjusted net income and EPS and adjusted operating income and operating income margins (reconciled on page 9) and free cash flow (defined on page 7), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of future restructuring and other extraordinary special charges, we are unable to include these charges in the 2011 diluted adjusted EPS forecast or provide a reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	00000000	00000000
	Three Months Ended March 31,
	2011	2010
Net sales	$632	$572
Cost of products sold	296	269

Gross profit	336	303
Selling, general and administrative expenses	148	134
Research and development expenses	18	16
Restructuring costs	3	6

Operating income	167	147
Interest, net	2	2

Income before income taxes	165	145
Provision for income taxes	46	45

Net income	$119	$100

Net income per share - Basic	$0.98	$0.82

Net income per share - Diluted	$0.97	$0.81

Weighted average number of shares outstanding - Basic	122	122

Weighted average number of shares outstanding - Diluted	123	123

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$623	$569
Accounts receivable, net	343	287
Inventories	638	606
Other current assets	122	139

Total current assets	1,726	1,601
Property, plant and equipment, net	742	733
Goodwill, net	446	438
Intangibles, net	162	157
Other assets	98	98

Total assets	$3,174	$3,027

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$189	$239
Accounts payable	139	121
Other	209	171

Total current liabilities	537	531

Long-term debt	300	300
Pension and post-retirement benefits	113	110
Deferred taxes	42	41
Other liabilities	62	69

Total liabilities	1,054	1,051

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	202	194
Common stock in treasury	(2,063)	(2,051)
Retained earnings	3,634	3,536
Accumulated other comprehensive income	145	95

Total stockholders’ equity	2,120	1,976

Total liabilities and stockholders’ equity	$3,174	$3,027

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$119	$100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26	23
Deferred income taxes	2	3
Stock-based compensation expense	5	4
Restructuring costs, net of payments	2	3
Other	1	—
Changes in operating assets and liabilities:
Accounts receivable	(48)	(39)
Inventories	(12)	11
Accounts payable	15	10
Income taxes	33	29
Other, net	8	7

Net cash provided by operating activities	151	151

Cash flows from investing activities:
Capital expenditures	(18)	(18)
Net sales/(purchases) of investments	12	(11)
Acquisitions of businesses, net of cash acquired	(20)	(5)
Other, net	(1)	(1)

Net cash used in investing activities	(27)	(35)

Cash flows from financing activities:
Repayment of short-term debt	(50)	(16)
Payment of dividends	(21)	(20)
Treasury stock purchases	(22)	(35)
Exercise of stock options	14	9
Excess tax benefits from stock-based payments	2	2

Net cash used in financing activities	(77)	(60)

Effect of exchange rate changes on cash	7	(8)

Net change in cash and cash equivalents	54	48
Cash and cash equivalents at January 1	569	373

Cash and cash equivalents at March 31	$623	$421

Free cash flow(1)	$133	$133

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information—(Unaudited)

Sales Growth by Business Unit

	Three Months
	Ended March 31, 2011
		Currency	Acquisition	Adjusted
	Reported	Benefit	Benefit	(Organic)
Research Essentials	7%	2%	—	5%
Research Specialties	9%	2%	3%	4%
Research Biotech	6%	2%	—	4%

Research Chemicals	8%	2%	2%	4%
SAFC	18%	2%	—	16%

Total Customer Sales	10%	2%	1%	7%

Business Unit Sales

(in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total 2010
Research Essentials	$112	$107	$105	$110	$434
Research Specialties	217	207	207	214	845
Research Biotech	91	83	84	87	345

Research Chemicals	420	397	396	411	1,624
SAFC	152	157	167	171	647

Total Customer Sales	$572	$554	$563	$582	$2,271

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011
Research Essentials	$120	$—	$—	$—	$120
Research Specialties	236	—	—	—	236
Research Biotech	96	—	—	—	96

Research Chemicals	452	—	—	—	452
SAFC	180	—	—	—	180

Total Customer Sales	$632	$—	$—	$—	$632

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Reported net income	$119	$100	$0.97	$0.81
Restructuring costs	2	4	0.01	0.03
Tax benefit	(5)	—	(0.04)	—

Adjusted net income	$116	$104	$0.94	$0.84

Income Statement Ratios

	Three Months Ended
	March 31,
	2011	2010
Gross profit	53.2%	53.0%
S,G&A expenses	23.4%	23.4%
Operating income	26.4%	25.7%
Pretax income	26.1%	25.3%
Net income	18.8%	17.5%
Effective tax rate	27.9%	31.0%

Reconciliation of Reported Operating Income to Adjusted Operating Income

(in millions)

	Three Months Ended March 31,
	2011	% of Sales	2010	% of Sales
Reported operating income	$167	26.4%	$147	25.7%
Restructuring costs	3	0.5%	6	1.0%

Adjusted operating income	$170	26.9%	$153	26.7%

Reconciliation of Free Cash Flow

(in millions)

	Three Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$151	$151
Less: Capital expenditures	(18)	(18)

Free cash flow	$133	$133